Exhibit 10.1

REPURCHASE AGREEMENT

This repurchase agreement (this “Agreement”) is entered into this 15th day of January 2007, by and among National Financial Partners Corp. (the “Company” or “NFP”) and Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. (collectively, “Apollo”).

WHEREAS, Apollo has initiated contact with the Company and communicated its desire to sell the maximum number of shares of common stock, par value $0.10 per share, of the Company (“Company Stock”) that it owns and is permitted to sell pursuant to the Second Amended and Restated Stockholders Agreement dated as of February 13, 2004 among the Company, Apollo and the stockholders party thereto (the “Stockholders Agreement”); and

WHEREAS, the Board of Directors of the Company has authorized a registered public offering of Company Stock (the “Offering”) by certain stockholders of the Company, including Apollo (collectively, the “Selling Stockholders”), to be underwritten by one or more underwriters (“Underwriters”), for which one or more banks, including Goldman, Sachs & Co., will act as representatives (the “Representatives”); and

WHEREAS, the Board of Directors of the Company has authorized a registered public offering of convertible senior notes of the Company (the “Convertible Offering”) to be underwritten by Goldman, Sachs & Co. and one or more underwriters; and

WHEREAS, the Company and Apollo desire to enter into an agreement for the Company’s repurchase of up to 2,300,000 shares of Company Stock (including shares repurchased pursuant to Section 1.2 hereof) from Apollo in a privately negotiated transaction, in which Apollo will sell these shares at the same price per share as the initial price per share to public in the Offering and which sale by Apollo to the Company is expected to close on the same date as the settlement date of the Offering.

WHEREAS, Apollo will sell the remainder of the shares it desires to sell in the Offering.

WHEREAS, after completion of the sales contemplated by this Agreement and the Offering, Apollo will receive the same proceeds per share, net of underwriting discounts, for the shares it sold pursuant to this Agreement and in the Offering, on an aggregate basis, as the other Selling Stockholders will receive for the shares they sold in the Offering.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Purchase and Sale of NFP common stock.

1.1          Purchase and Sale. Apollo hereby agrees to sell, transfer and assign to the Company, and the Company hereby agrees to purchase from Apollo, 2,000,000 shares (the “Firm Shares”) of Company Stock, at the initial price per share to the public in the Offering set forth on the cover page of the final prospectus supplement relating to the Offering.

(a)          The number of Firm Shares that Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. commit to sell, transfer and assign is set forth opposite their names below:

Number of Firm Shares
Apollo Investment Fund IV, L.P.	1,896,756
Apollo Overseas Partners IV, L.P.	103,244

1.2          Additional Purchase and Sale. In the event and to the extent that the Underwriters shall exercise the election to purchase additional shares to cover over-allotments in the Offering, (a) Apollo agrees to sell, transfer and assign to the Company, and the Company agrees to purchase from Apollo, at the same price per share set forth in Section 1.1 above, additional shares (the “Optional Shares” and, together with the Firm Shares, the “Shares”) of Company Stock in the same proportion as the Underwriters’ election to purchase such additional shares in the Offering.

1.3          Cutback. If the Representatives advise the Company that marketing factors require a limitation of the number of shares to be underwritten in the Offering as contemplated by Section 3.3.2 of the Stockholders Agreement, then the Company shall so advise Apollo, and the number of Firm Shares to be sold by Apollo pursuant to this Agreement shall be equal to the number of Firm Shares set forth in Section 1.1 of this Agreement multiplied by the number of shares set forth on the cover page of the final prospectus supplement used in the Offering divided by the number of shares set forth on the cover page of the initial preliminary prospectus supplement used in the Offering.

1.4          Closing. Apollo will deliver the Shares to the Company against payment by or on behalf of the Company of the purchase price therefor by wire transfer of Federal (same-day) funds to the account specified by Apollo. The time and date of such delivery and payment shall be, with respect to the Firm Shares, the time and date of delivery and payment with respect to the shares sold in the Offering (excluding any shares sold pursuant to the Underwriters’ exercise of their election to purchase additional shares to cover over-allotments), or such other time and date as Apollo and the Company may agree upon in writing, and, with respect to the Optional Shares, the time and the date specified by the Representatives in the written notice given by the Representatives of the Underwriters’ election to purchase additional shares to cover over-allotments in the Offering, or such other time and date as Apollo and the Company may agree upon in writing.

1.5          Termination. Apollo and the Company agree that, if both the Offering and the Convertible Offering fail to close, this Agreement shall become void and of no effect. This Agreement may also be terminated by mutual agreement of both Apollo and the Company at any time. The obligations of Apollo and the Company to perform under this Agreement are otherwise unconditional. Any termination pursuant to this Section 1.5 will not affect Apollo’s ability to sell in the Offering the full amount of shares of Company Stock it desires to sell pursuant to the Participation Election Form it executed and delivered in connection with the Offering, and the Company will use its reasonable efforts to cause the Underwriters to include such Apollo shares in the Offering subject to the terms of the Stockholders Agreement, including provisions relating to cutback and pro rata allocation among selling stockholders.

1.6          Lock-Up Release. The Company hereby notifies Apollo that Section 3.7 of the Stockholders Agreement does not apply to the sale of Shares by Apollo pursuant to this Agreement and agrees that it will cause the sale of Shares by Apollo pursuant to this Agreement to be expressly permitted under any lock-up agreement entered into with the Underwriters in connection with the Offering.

2.            Representations and Warranties of Apollo. Apollo represents and warrants to the Company as follows:

2.1          Due Authorization. This Agreement has been duly authorized, executed and delivered by Apollo and constitutes the legal, valid and binding obligation of Apollo, enforceable against Apollo in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and by general equitable principles.

2.2          No Conflicts. The execution and delivery by Apollo of and performance of its obligations under this Agreement, and the consummation by Apollo of the transactions herein contemplated, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any statute, indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Apollo is a party or by which Apollo is bound or to which any of the property or assets of Apollo is subject, nor will such action result in any violation of the provisions of the constituent documents of Apollo, or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Apollo or the property of Apollo.

2.3          Approvals and Authority. All consents, approvals, authorizations and orders necessary for the execution and delivery by Apollo of this Agreement and for the sale and delivery of the Shares to be sold by Apollo hereunder, have been obtained; and Apollo has full right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver the Shares to be sold hereunder.

2.4          Sole Title. Each of Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. is and, immediately prior to any closing specified in Section 1.4 above, will be the sole registered and beneficial owner of the Shares to be sold by it hereunder, free and clear of all liens, encumbrances, equities or claims.

3.            Representations and Warranties of the Company. The Company represents and warrants to Apollo as follows:

3.1          Due Authorization. This Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and by general equitable principles.

3.2          No Conflicts. The execution and delivery by the Company of and performance of its obligations under this Agreement, and the consummation by the Company of the transactions herein contemplated, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, nor will such action result in any violation of the provisions of the Company’s charter or by-laws, or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or the property of the Company.

3.3          Approvals and Authority. All consents, approvals, authorizations and orders necessary for the execution and delivery by the Company of this Agreement have been obtained; and the Company has full right, power and authority to enter into this Agreement and to purchase the Shares to be sold hereunder.

4.	Miscellaneous.

4.1          Further Assurances. Following the execution of this Agreement, each party hereto shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other commercially reasonable actions as reasonably have been requested by the other party hereto to confirm and assure the rights and obligations provided for in this Agreement, and render effective the consummation of the transactions contemplated hereby.

4.2          Governing Law. This Agreement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of New York applicable to agreements made and to be fully performed therein.

4.3          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.4          Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing, interpreting, implementing or enforcing this Agreement.

4.5          Recitals. The recitals to this Agreement are a part of this Agreement and are to be considered in construing, interpreting, implementing and enforcing this Agreement.

4.6          Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior written or oral discussions or agreements among the parties hereto with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

4.7          Severability. If a term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law, regulation, rule or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and any trier-of-fact shall interpret this Agreement in the valid, legal and enforceable manner that corresponds most closely to the original intentions of the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NATIONAL FINANCIAL PARTNERS CORP.
By:		/s/ Stephanie Scherr Olson
	Name:	Stephanie Scherr Olson
	Title:	Senior Vice President & Associate General Counsel

APOLLO INVESTMENT FUND IV, L.P.
By:		/s/ Laurie Medley
	Name:	Laurie Medley
	Title:	Vice President

APOLLO OVERSEAS PARTNERS IV, L.P.
By:		/s/ Laurie Medley
	Name:	Laurie Medley
	Title:	Vice President